AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 1998
                                                 REGISTRATION NO. 333-


         			SECURITIES AND EXCHANGE COMMISSION
               			WASHINGTON, D.C.  20549




                      			 FORM S-8
              			REGISTRATION STATEMENT
                        	  UNDER
           	     THE SECURITIES ACT OF 1933




                             		 AVNET, INC.
           (Exact  name  of  registrant  as  specified in its charter)



        NEW YORK                                               11-1890605
 (State or other jurisdiction                                 (IRS Employer
  of incorporation or organization)                        Identification No.)

                                80 CUTTER MILL ROAD
                              GREAT NECK, NEW YORK 11021
                       (Address of principal executive offices)

                          AVNET DEFERRED COMPENSATION PLAN
                               (Full title of the plan)

RAYMOND SADOWSKI                             DAVID R. BIRK
SENIOR VICE PRESIDENT                        SENIOR VICE PRESIDENT, SECRETARY
AND CHIEF FINANCIAL OFFICER                  AND GENERAL COUNSEL
AVNET, INC.                                  AVNET, INC.
80 CUTTER MILL ROAD                          80 CUTTER MILL ROAD
GREAT NECK, NEW YORK 11021                   GREAT NECK, NEW YORK 11021
(516) 466-7000                               (516) 466-7000

                   (Name, address, including ZIP Code, and telephone number,
                          including area code, of agent for service)


                                      Copies to:
                         					    MARK I. BOGART, ESQ.
                                    RUDNICK & WOLFE
                               203 NORTH LASALLE STREET
                                      SUITE 1800
                               CHICAGO, ILLINOIS  60601
                                    (312) 368-4000
                              (312) 236-7516 (TELECOPIER)




                           CALCULATION OF REGISTRATION FEE

 Title of securities 	  Amount to be   Proposed         Proposed    Amount of
 to be registered{(1)}  registered     maximum          maximum   registration
                                       offering price   aggregate    fee
                                       per share        offering
										                                              price{(2)}
Avnet Deferred
Compensation Plan     {(3)}           {(3)}            $50,000,000  $14,750
Obligations

(1)The Deferred Compensation Plan Obligations are unsecured obligations Avnet, Inc. to pay certain benefits in the future in accordance with the terms of the Avnet Deferred Compensation Plan.
(2)Estimated solely for the purpose of calculating the registration fee.
(3)Omitted pursuant to Rule 457(0).

                              PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated by reference in this registration statement: (a) the Registrant's Annual Report on Form 10-K for the fiscal year ended June 27, 1997 (Commission File No. 1-4224); (b) the Registrant's Current Report on Form 8-K dated and filed September 23, 1997;
(c) the Registrant's Current Report on Form 8-K dated September 25, 1997 and filed November 5, 1997; and (d) the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 26, 1997.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the respective dates on which such documents are filed.

ITEM 4.   DESCRIPTION OF SECURITIES.

     $50,000,000 of Avnet Deferred Compensation Plan obligations ("Obligations") being registered under this Registration Statement may be offered to "Eligible Employees" who are Participants, both as defined in the Avnet Deferred Compensation Plan (the "Plan"). The Obligations are general unsecured obligations of the Registrant to pay certain benefits in the future in accordance with the terms of the Plan. Benefits are paid from the general assets of the Registrant or from the Avnet Deferred Compensation Rabbi Trust (the "Trust"), the assets of which are subject to the claims of the Registrant's general creditors in the event that the Registrant becomes "Insolvent" (as defined in the Trust). Accordingly, the Obligations rank PARI PASSU with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

     The Obligations are not subject to redemption, in whole or in part, prior to the termination, retirement, death, a scheduled Early Distribution Date (as defined below) or Financial Hardship (as defined below) of a Participant. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce a Participant's right to Obligations in the Participant's Accounts (as defined in the Plan) as of the date of such amendment or termination.

     The amount of Compensation (as defined in the Plan) deferred by each Participant is determined in accordance with each Participant's deferral election form and the provisions of the Plan. Participants may make elections concerning where their Accounts are to be invested under investment options provided for under the Plan. However, the Accounts are unfunded bookkeeping accounts, the returns on which are measured by the performance of the investment funds elected by each Participant, and are used to determine the amount of the Obligations issued to a Participant. Participants cannot sell, assign, transfer, pledge or otherwise encumber any Obligation.

     A Participant's Account, as adjusted for investment returns, will be payable upon termination of employment (including retirement), death, disability, a scheduled Early Distribution Date, Financial Hardship or termination of employment. The timing and form of distribution will be determined in accordance with the terms of the Plan. In general, distributions will be made in a lump sum if made as a result of (1) death,
(2) a Participant's Account being less than $25,000, (3) the Participant having less than five years of service with Avnet and not being disabled at termination, (4) a scheduled Early Distribution Date or (5) Financial Hardship. For other Participants who terminate employment with an Account balance of $25,000 or more and due to disability or after completing at least five years of service, distributions will be made in substantially equal monthly installments over a 15 year period. Such participants may also make a written election filed with the Committee to receive a distribution in the form of a lump sum or in substantially equal periodic payments made over a five or ten year period. However, except in the case of disability, such written election must be filed with the Committee at least one year prior to termination of employment. An Early Distribution Date is a date at least three full plan years following the date a Participant elects to take an in-service distribution of amounts deferred for a particular plan year, and the election must be made prior to the beginning of such plan year. Financial Hardship distributions are made as a result of an unforeseeable severe financial emergency resulting from (1) a sudden and unexpected illness or a accident of the Participant or his or her dependent; (2) loss of property due to casualty; or (3) other similar extraordinary and unforeseeable circumstance arising from events beyond the Participant's control, which may not be relieved through other available resources, as determined by the Committee in its sole discretion.

     The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations, other than to make payment of the Obligations in accordance with the Trust. Accordingly, each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, covenants and taking action upon a default with respect to his or her Obligations under the Plan.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Certain matters with respect to the Obligations being registered hereunder are being passed upon by David R. Birk, Esq., whose opinion is filed as Exhibit 5.1 to this Registration Statement. Mr. Birk is Senior Vice President and General Counsel of the Registrant, is the beneficial owner of 1,175 shares of the Registrant's Common Stock and is eligible to participate in the Plan.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 54 of the Registrant's by-laws provides as follows:

     54. A. The Corporation shall indemnify, and advance the expenses of, any director, officer or employee to the full extent permitted by the New York Business Corporation Law as the same now exists or may hereafter be amended.

          B. The indemnification and advancement of expenses granted pursuant to this Section 54 shall not be exclusive or limiting of any other rights to which any person seeking indemnification or advancement of expenses may be entitled when authorized by (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification; provided that no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

          C. No amendment, modification or rescission of these By-Laws shall be effective to limit any person's right to indemnification with respect to any alleged cause of action that accrues or other incident or matter that occurs prior to the date on which such modification, amendment or rescission is adopted.

          Section 721 of the New York Business Corporation Law (the "B.C.L.") provides that no indemnification may be made to or on behalf of any director or officer of the Registrant if "a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled." Section 54B of the Registrant's By-laws includes the foregoing statutory language.

          The  rights  granted  under  section  54 of the  By-laws  are  in addition to, and are not exclusive of, any other rights to indemnification and expenses to which any director or officer may otherwise be entitled. Under the B.C.L., a New York corporation may indemnify any director or officer who is made or threatened to be made a party to an action by or in the right of such corporation against "amounts paid in settlement and reasonable expenses, including attorneys' fees," actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonable believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that a court determines that the director or officer is fairly and reasonably entitled to indemnity (B.C.L. Section 722(c)). A corporation may also indemnify directors and officers who are parties to other actions or proceedings (including actions or proceedings by or in the right of any other corporation or other enterprise which the director or officer served at the request of the corporation) against "judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees," actually or necessarily incurred as a result of such actions or proceedings, or any appeal therein, provided the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation (or in the case of service to another corporation or other enterprise at the request of such corporation, not opposed to the best interests of such corporation) and, in criminal cases, that he also had no reasonable cause to believe that his conduct was unlawful (B.C.L.
     Section 722(a)). Any indemnification under Section 722 may be made only if authorized in the specific case by disinterested directors, or by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper, or by the shareholders (B.C.L. Section 723(b)), but even without such authorization, a court may order indemnification in certain circumstances (B.C.L. Section
     724). Further, any director or officer who is "successful, on the merits or otherwise," in the defense of an action or proceeding is entitled to indemnification as a matter of right (B.C.L. Section 723(a)).

          A  New  York  corporation  may  generally   purchase   insurance,
     consistent   with  the  limitation  of  New  York  insurance  law  and
     regulatory supervision, to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of the B.C.L., so long as no final adjudication has established that the directors' or officers' acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that the directors or officers personally gained in fact a financial profit or other advantage (B.C.L. Section
     726).

          The Registrant's directors and officers are currently covered as insureds under directors' and officers' liability insurance. Such insurance, subject to annual renewal and certain rights of the insurer to terminate, provides an aggregate maximum of $50,000,000 of coverage for directors and officers of the Registrant and its subsidiaries against claims made during the policy period relating to certain civil liabilities, including liabilities under the Securities Act of 1933.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

     4.1  Avnet Deferred Compensation Plan
     4.2  Avnet Deferred Compensation Rabbi Trust
     5.1  Opinion and Consent of David R. Birk, Esq.
     23.1 Consent of David R. Birk, Esq. (included in Exhibit 5.1)
     23.2 Consent of Arthur Andersen LLP, Independent Accountants
     24.1 Powers of Attorney

ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

               (A) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (B) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (C) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
     Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         S I G N A T U R E

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the Town of Great Neck, State of New York, on this 28th day of January, 1998.

                                   AVNET, INC.


                                   By: /S/ LEON MACHIZ
                                       Leon Machiz, Chairman of the Board,
                                       Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in the capacities indicated and on the date indicated.

Leon Machiz*                Chairman of the Board, Chief     January 28, 1998
                            Executive Officer and Director
                            (Principal Executive Officer)
Raymond Sadowski*           Senior Vice President, Chief     January 28, 1998
                            Financial Officer and Assistant
                            Secretary (Principal Financial
                            Officer)
John F. Cole*               Controller (Principal Accounting January 28, 1998
                            Officer)
Roy Vallee*                 President, Chief Operating       January 28, 1998
                            Officer, Vice Chairman of the
                            Board and Director
Eleanor Baum*               Director                         January 28, 1998
Gerald J. Berkman*          Director                         January 28, 1998
Joseph F. Caligiuri*        Director                         January 28, 1998
Ehud Houminer*              Director                         January 28, 1998
Salvatore J. Nuzzo*         Director                         January 28, 1998
Frederic Salerno*           Director                         January 28, 1998
David Shaw*                 Director                         January 28, 1998
Keith Williams*             Director                         January 28, 1998
Frederick S. Wood*          Director                         January 28, 1998

*By:/S/ RAYMOND SADOWSKI    Attorney-in-Fact                 January 28, 1998
    Raymond Sadowski

					 INDEX TO EXHIBITS


EXHIBIT NO.                       EXHIBIT                               PAGE
      4.1              Avnet Deferred Compensation Plan
      4.2              Avnet Deferred Compensation Rabbi Trust
      5.1              Opinion and Consent of David R. Birk, Esq.
     23.1              Consent of David R. Birk, Esq. (included in
                       Exhibit 5.1)
     23.2              Consent of Arthur Andersen LLP, Independent
                       Accountants
     24.1              Powers of Attorney